Exhibit 99.1

THE DIAGEO 2017 SHARE VALUE PLAN

Approved by shareholders of the Company on 20 September 2017

Adopted by the Remuneration Committee of the Company on 20 September 2017

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Plan, unless the context otherwise requires:

“ADS” means an American Depositary Share being an authorised depositary security representing Shares in the Company and being evidenced by an authorised depositary receipt issued by the Bank and quoted on the New York Stock Exchange;

“Bank” means Citibank or such other bank as the Company may from time to time appoint to issue authorised depositary receipts;

“Board” means the board of directors of the Company (or, on and after the occurrence of a corporate event described in Rule 10, for the purposes of making determinations under Rule 10, the board of directors of the Company as constituted immediately before such event occurs) or a duly authorised committee of the board or a duly authorised person;

“Brokerage Account” means a designated brokerage account maintained by the Plan Administrator for a Participant’s benefit;

“Cessation Notice” means a notice to stop payroll deductions given by a Participant in accordance with Rule 8.1;

“Change in Control” means an event under Rule 11.1, Rule 11.2 or Rule 11.3;

“Change in Control ADS Price” means the higher of:

(a)	the Fair Market Value of an ADS on the Change in Control Date (or, if the Change in Control Date is not a Trading Day, on the Trading Day immediately before the Change in Control Date), or

(b)	the price per share paid or proposed to be paid for the Shares on the Change in Control, converted into the US dollar price per ADS by reference to the spot exchange rate on the Change in Control Date and adjusted for the then existing ratio between an ADS and the number of Shares represented by an ADS;

“Change in Control Date” means:

(a)	for an event under Rule 10.1(a), the date on which the person obtains Control of the Company;

(b)	for an event under Rule 10.2(c), the date on which it becomes effective; or

(c)	for an event under Rule 10.2(b), the date that is the first day of the period during which the person serving the notice is entitled and bound to acquire shares;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Company” means Diageo plc (registered in England and Wales with registered number 23307);

“Control” means control within the meaning of section 995 of the Income Tax Act 2007;

“Deposit Amount” means the amount that the Participant elects to contribute in each pay period in any Plan Period;

“Election Date” means the date that is 30 days after the date that the Notice of Grant is sent to Participants;

“Fair Market Value” means:

(a)	the average of the closing prices of an ADS on the New York Stock Exchange for the 3 Trading Days before the relevant date; or

(b)	if (a) above does not apply, the market value of an ADS as determined by the Board;

“Grant Date” means the date on which an Option is granted;

“Group Member” means:

(a)	a Participating Company or a body corporate which is the Company’s holding company (within the meaning of section 1159 of the Companies Act 2006) or a Subsidiary of the Company’s holding company;

(b)	a body corporate which is a subsidiary undertaking (within the meaning of section 1162 of that Act) of a body corporate within paragraph (a) above and has been designated by the Board for this purpose; and

(c)	any other body corporate in relation to which a body corporate within paragraph (a) or (b) above is able (whether directly or indirectly) to exercise 15% or more of its equity voting rights and has been designated by the Board for this purpose;

“Listing Rules” means the Listing Rules published by the United Kingdom Listing Authority;

“London Stock Exchange” means London Stock Exchange plc or any successor to that company;

“New York Stock Exchange” means The New York Stock Exchange, Inc. or any successor to that company;

“Notice of Grant” means the notice sent to Participants in accordance with Rule 4.2;

“Option” means a right to acquire ADSs granted under the Plan;

“Participant” means a person who holds an Option including his personal representatives;

“Participation Election” means the election to be completed by an employee who wishes to participate in the Plan;

“Participating Company” means the Company or any direct or indirect United States Subsidiary designated as a participating company by the Board;

“Plan” means the Diageo 2017 Share Value Plan as amended from time to time;

“Plan Administrator” means the Company, any Participating Subsidiary or the common United States parent corporation of the Participating Subsidiaries;

“Plan Period” means the calendar year following the year in which the Grant Date occurs;

“Purchase Account” means an account established on the books of each Participating Subsidiary for the purpose of purchasing ADSs by Participants under the Plan;

“Purchase Date” means the last Trading Day of the calendar year following the year in which the Grant Date occurs;

“Purchase Price” means the amount payable on the exercise of an Option;

“Rule” means a rule of the Plan;

“Settlement Amount” means the amount that would be realised by a Participant if he/she exercised his/her Option to purchase the number of ADSs (including fractional shares) that can be purchased by applying the Participant’s share of the funds in the Purchase Account in respect of such Option as of the Change in Control Date and sold all such ADSs immediately at the Change in Control ADS Price;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a body corporate which is a subsidiary (within the meaning of section 1159 of the Companies Act 2006) of the Company;

“Tax Liability” means any amount of tax or social security contributions for which a Participant would or may be liable and for which any Group Member or former Group Member would or may be obliged to (or would or may suffer a disadvantage if it were not to) account to any relevant authority; and

“Trading Days” means any day on which the ADSs are traded on the New York Stock Exchange or, if the ADSs are no longer traded on the New York Stock Exchange, any other exchange on which the ADSs are traded.

1.2	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3	Expressions in italics and headings are for guidance only and do not form part of the Plan.

2.	APPROVAL AND ADMINISTRATION

2.1	Approval of Plan

The Plan was adopted by the Board on 20 September 2017 and was approved by the shareholders of the Company on 20 September 2017.

2.2	Administration and expiry

The Plan will be administered by the Board in accordance with its Rules and the Code, and shall expire on 20 September 2027.

3.	ELIGIBILITY

3.1	General rule on eligibility

An individual is eligible to be granted an Option only if he is an employee of a Participating Company.

3.2	Excluded employees

For the purposes of the Plan, the term “employee” does not include:

(a)	any person whose customary employment is less than 20 hours per week; or

(b)	any person whose customary employment is five months or less in any calendar year.

All employees eligible to be granted Options under the Plan shall have the same rights and privileges with respect to Options granted at the same time.

3.3	5% shareholders

In no event may an employee be granted an Option if the grant would result in him/her owning shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or any Subsidiary. For these purposes, the rules of Section 424(d) of the Code shall apply and shares which the employee may purchase under outstanding options (whether under this Plan or otherwise) shall be treated as shares owned by the employee.

4.	GRANT OF OPTIONS

4.1	Terms of grant

Subject to the remainder of this Rule 4 and Rule 6, the Board may resolve to grant an Option on the terms set out in the Plan to any person who is eligible to be granted an Option under Rule 3.

4.2	Notice of Grant

Within 30 days following the Grant Date or as soon as reasonably practicable thereafter, a Notice of Grant shall be sent to each Participant which shall:

(a)	inform the Participant of his/her entitlement to purchase ADSs in accordance with the Rules at the applicable Purchase Price on the applicable Purchase Date;

(b)	incorporate by reference the Rules; and

(c)	be in such form as the Board shall determine from time to time.

4.3	Purchase Price – method of determination

The Purchase Price of each ADS subject to an Option under the Plan shall:

(a)	be 85 percent of the Fair Market Value of an ADS on the Grant Date (or on the Trading Day immediately before the Grant Date if the Grant Date is not a Trading Day), expressed in U.S. dollars; and

(b)	never be less than the pounds sterling equivalent on the Purchase Date of the nominal value of the Shares represented by such ADS.

4.4	Purchase Price - timing of determination

The Purchase Price may only be determined by reference to Trading Days falling:

(a)	within the period of 6 weeks beginning with:

(i)	the day on which the Plan is approved by shareholders of the Company; or

(ii)	the dealing day after the date on which the Company announces its results for any period; or

(b)	at any other time when the Board considers that circumstances are sufficiently exceptional to justify this.

4.5	Term of Options

Any unexercised Option shall lapse immediately after the Purchase Date.

4.6	Non-transferability and bankruptcy

An Option granted to any person:

(a)	shall not be transferred, assigned, charged or otherwise disposed of (except on his death to his personal representatives) and shall lapse immediately on any attempt to do so; and

(b)	shall lapse immediately if he is declared bankrupt.

4.7	Approvals and consents

The grant of any Option shall be subject to obtaining any approval or consent required under the Listing Rules, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers, the listing rules of the New York Stock Exchange, or any other UK or overseas regulation or enactment.

5.	ELECTION TO PURCHASE

5.1	Election

(a)	On or before the Election Date, each Participant must make a Participation Election if the Participant wishes to participate in the Plan in respect of a Plan Period indicating the Deposit Amount he/she proposes to make (subject to the limits set out in Rule 6.6).

(b)	If the Plan Administrator does not receive a Participation Election properly completed by the Election Date, that Participant shall be deemed to have elected not to participate.

(c)	On receipt of the Participation Election in accordance with Rule 5.1(a), the Plan Administrator shall determine the maximum whole number of ADSs (by rounding up, if necessary) that can be purchased on the Purchase Date by or on behalf of the Participant using the Participant’s share of the funds have accumulated in the Purchase Account as at the Purchase Date and the Board shall grant an Option over that maximum whole number of ADSs.

5.2	Purchase Account

(a)	A Purchase Account shall be established and ADSs purchased under the Plan shall be purchased with funds accumulated in that Purchase Account.

(b)	The funds accumulated in the Purchase Account may only be applied toward the purchase of ADSs pursuant to Options, unless such funds are returned to the relevant Participant in accordance with the Rules.

5.3	Payroll deductions

A Participant who elects to purchase ADSs shall be deemed to have authorised and instructed the Participating Subsidiary which employs him/her to:

(a)	withhold the Deposit Amount from the periodic payment of his/her after-tax wages an amount starting with the first pay period in the Plan Period and continuing each pay period until the Purchase Date; and

(b)	deposit the Deposit Amount in the Purchase Account.

5.4	Minimum elected ADSs

If an election is made by a Participant under Rule 5.1 to purchase ADSs, the dollar amount of the Participant’s Deposit Amount shall not be less than $250 and any election for a Deposit Amount that is lower than that minimum shall be deemed to be an election for that minimum Deposit Amount.

6.	LIMITS

6.1	Plan limit

The maximum number of Shares that may be issuable upon the exercise of Options under this Plan shall not exceed 1,400,000, which represents 0.06 percent of the Company’s issued ordinary share capital on 13 July 2017.

6.2	10% in 10 years limit

An Option shall not be granted in any calendar year if, at the time of its proposed Grant Date, it would cause the number of Shares allocated (as defined in Rule 6.3) in the period of 10 calendar years ending with that calendar year under the Plan and under any other employee share plan adopted by the Company to exceed such number as represents 10% of the ordinary share capital of the Company in issue at that time.

6.3	Meaning of “allocated”

For the purposes of Rule 6.2:

(a)	Shares are allocated:

(i)	when an option, award or other contractual right to acquire unissued Shares or treasury shares is granted;

(ii)	where Shares are issued or treasury shares are transferred otherwise than pursuant to an option, award or other contractual right to acquire Shares, when those Shares are issued or treasury shares transferred;

(b)	any Shares which have been issued or which may be issued (or any Shares transferred out of treasury or which may be transferred out of treasury) to any trustees to satisfy the exercise of any option, award or other contractual right shall count as “allocated” unless they are already treated as allocated under this Rule; and

(c)	for the avoidance of doubt, existing Shares other than treasury shares that are transferred or over which options, awards or other contractual rights are granted shall not count as “allocated”.

6.4	Post-grant events affecting numbers of “allocated” Shares

For the purposes of Rule 6.3:

(a)	where:

(i)	any option, award or other contractual right to acquire unissued Shares or treasury shares is released or lapses (whether in whole or in part); or

(ii)	after the grant of an option, award or other contractual right the Board determines that:

(aa)	where an amount is normally payable on its exercise it shall be satisfied without such payment but instead by the payment of cash equal to the gain made on its exercise; or

(bb)	it shall be satisfied by the transfer of existing Shares (other than Shares transferred out of treasury)

the unissued Shares or treasury shares which consequently cease to be subject to the option, award or other contractual right shall not count as “allocated”; and

(b)	the number of Shares allocated in respect of an option, award or other contractual right shall be such number as the Board shall reasonably determine from time to time.

6.5	Changes to investor guidelines

Treasury shares shall cease to count as “allocated” Shares for the purposes of Rule 6.3 if institutional investor guidelines cease to require such Shares to be so counted.

6.6	Individual limit

(a)	No Participant shall be granted an Option if his rights to purchase ADSs under all employee share purchase plans within the meaning of Section 423 of the Code operated by the Company and any Participating Company would accrue at a rate that exceeds $25,000 of such ADSs, or any lower maximum set by the Board from time to time, for each calendar year in which the Option is outstanding at any time.

(b)	For the purpose of this Rule 6.6:

(i)	the right to purchase ADSs under an option accrues when the Option (or any portion of it) first becomes exercisable during the calendar year;

(ii)	the right to purchase ADSs under an option accrues at the rate provided in the option, but in no case may such rate exceed $25,000 of such ADSs (determined at the Grant Date) for any one calendar year; and

(iii)	a right to purchase ADSs which has accrued under one option granted under the Plan may not be carried over to any other option.

(c)	If, for any reason, the number of ADSs that could be purchased with the Participant’s share of the funds in the Purchase Account would exceed the number of ADSs permitted to be elected by a Participant under this Rule, the Participant shall be deemed to have elected for the greatest number of ADSs permitted to be elected by him under this Rule.

6.7	Effect of limits

Any Option shall be limited and take effect so that the limits in this Rule 6 are complied with.

7.	EXERCISE OF OPTIONS

7.1	Exercise

(a)	Except where early exercise is permitted under Rule 9 or Rule 10, the Option will only be exercisable on the Purchase Date.

(b)	The Plan Administrator will determine the actual number of ADSs (including fractional shares) that a Participant may purchase by dividing the Participant’s share of funds accumulated in the Purchase Account by the Purchase Price.

(c)	Unless a Participant has withdrawn his/her Option before the Purchase Date in accordance with Rule 8, the following shall apply on the Purchase Date:

(i)	if the Fair Market Value of an ADS on the Purchase Date (or on the Trading Day immediately preceding the Purchase Date if the Purchase Date is not a Trading Day) is more than the Purchase Price, a Participant shall be deemed on the Purchase Date to have exercised the Option on that date; and

(ii)	if the Fair Market Value of an ADS on the Purchase Date (or on the Trading Day immediately preceding the Purchase Date if the Purchase Date is not a Trading Day) is the same as or less than the Purchase Price per ADS, the Participant shall be deemed not to have exercised his/her Option on that date and shall receive, as soon as administratively feasible after the Purchase Date, his/her share of the funds in the Purchase Account relating to that Option as at the Purchase Date.

7.2	Restrictions on the exercise of an Option: regulatory and tax issues

An Option may not be exercised unless the following conditions are satisfied:

(a)	the exercise of the Option and the transfer of ADSs after such exercise would be lawful in all relevant jurisdictions and in compliance with the Listing Rules, any relevant share dealing code of the Company (which, for the purposes of the Plan shall be deemed to apply to any Participant who ceases to be a director or employee of a Group Member if such code applied to the Participant immediately before such cessation), the listing rules of the New York Stock Exchange, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment;

(b)	if, on the exercise of the Option, a Tax Liability would arise by virtue of such exercise, then the Participant authorises the Company to sell or procure the sale of sufficient ADSs on his behalf (which, for the avoidance of doubt, includes the sale of ADSs to cover the dealing costs associated with such sale) to ensure that any relevant Group Member receives the amount required to discharge the Tax Liability except to the extent that the Participant agrees with the Board to fund all or part of the Tax Liability in a different manner;

(c)	the Participant has entered into such arrangements as the Board requires (and where permitted in the relevant jurisdiction) to satisfy a Group Member’s liability to social security contributions in respect of the exercise of the Option; and

(d)	where the Board requires, the Participant has entered into, or agreed to enter into, a valid election under section 83(b) of the Code.

For the purposes of this Rule 7.2, references to Group Member include any former Group Member.

7.3	Transfer timetable

The Company shall, subject to Rule 7.2(b) and any arrangement made under Rule 7.2(c), transfer or procure the transfer to him (or a nominee for him) the number of ADSs in respect of which the Option has been exercised within 30 days after an Option has been exercised or as soon as reasonably practicable thereafter.

7.4	Excess funds

If the Participant (or his personal representative) exercises an Option and there remains any excess of his/her share of funds in the Purchase Account in relation to that Option which has not been used to purchase ADSs, that excess shall be paid to the Participant as soon as administratively feasible after that purchase.

7.5	Restricted Period

(a)	Upon exercise of an Option, the Participant shall be deemed to have consented to the deposit of all of the ADSs purchased on exercise into the Brokerage Account for a minimum one year period after the relevant Purchase Date and to the holding of those ADSs in the name of the Plan Administrator as nominee.

(b)	A Participant will not be permitted to withdraw the ADSs from the Brokerage Account during the first year after the relevant Purchase Date except as set out in this Rule 7.5(b) or Rule 7.6:

(i)	if a subsequent disposition of the withdrawn ADSs by the Participant can be made without effecting such disposition through the Brokerage Account;

(ii)	if such withdrawal resulted from an exchange of the ADSs in the Brokerage Account for property in a transaction to which Section 354, 355, 356, or 1036 (or so much of Section 1031 as relates to Section 1036) of the Code applies;

(iii)	if such withdrawal resulted from a transfer of the ADSs by the Participant out of the Brokerage Account into an account which is jointly owned by the Participant and any other person with the right of survivorship;

(iv)	if such withdrawal resulted from a transfer of the ADSs out of the Brokerage Account to the Participant’s spouse, or to a former spouse where such transfer is incidental to a divorce; or

(v)	if such withdrawal resulted from any other transfer of the ADSs out of the Brokerage Account that would not be treated as a “disposition” as defined in Section 424(c) of the Code.

7.6	Sale of ADSs: Termination of Employment

A Participant may, by written notice, instruct the Plan Administrator to:

(a)	sell ADSs through the Brokerage Account at any time; and

(b)	pay over to him/her the proceeds (less any expenses and any applicable taxes) of such sale.

8.	EARLY WITHDRAWAL

8.1	Cessation of payroll deductions

If the Plan Administrator receives a Cessation Notice from a Participant:

(a)	the relevant Participating Subsidiary shall cease to make payroll deductions for that Participant as soon as administratively feasible following receipt of the Cessation Notice; and

(b)	the Participant shall not be able to resume payroll deductions with respect to the Option following submission of the Cessation Notice.

8.2	Receipt of Cessation Notice

A Cessation Notice must be received by the Plan Administrator no later than 30 November before the Purchase Date.

8.3	Exercise on the Purchase Date

The Participant’s share of funds in the Purchase Account in respect of the Option as at the date the Cessation Notice is received shall be applied on the Purchase Date to the purchase of the number of ADSs (including fractional shares) that a Participant may purchase by dividing the Participant’s share of funds accumulated in the Purchase Account by the Purchase Price.

9.	LEAVERS AND DECEASED PARTICIPANTS

9.1	Death, retirement, disability, redundancy and transfer out of the Group

If a Participant dies or ceases to be a director or employee of a Group Member before the Purchase Date by reason of:

(a)	retirement with the agreement of his employer;

(b)	disability (evidenced to the satisfaction of his employer);

(c)	redundancy (within the meaning of the Employment Rights Act 1996) or any overseas equivalent; or

(d)	his office or employment being with either a company which ceases to be a Group Member or relating to a business or part of a business which is transferred to a person who is not a Group Member subject to Rule 7.2, Rule 10 and the remainder of this Rule, the Participant (or his/her personal representatives in the case of death) may elect during the period of 3 months after such cessation to either (i) exercise the Option on the Purchase Date or (ii) receive the Participant’s share of funds in the Purchase Account in respect of the Option as soon as administratively feasible after receipt of the election, and if no election is received the Option shall lapse at the end of that period and as soon as administratively possible thereafter the Participant’s share of funds in the Purchase Account in respect of the Option shall be returned to the Participant.

For the purposes of this Rule, the Participant may exercise the Option over the number of ADSs (including fractional shares) that can be purchased by applying his/her share of the funds in the Purchase Account in respect of such Option as of the Purchase Date.

9.2	Cessation of employment in other circumstances

If a Participant ceases to be a director or employee of a Group Member for any reason other than those specified in Rule 9.1 then any Option held by him shall lapse immediately on such cessation and as soon as administratively possible thereafter the Participant shall receive his/her share of funds then on deposit in the Purchase Account.

9.3	Meaning of ceasing employment

A Participant shall not be treated for the purposes of this Rule 9 as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member. Any Participant who ceases to be such a director or employee before the exercise of his Option in circumstances where he retains a statutory right to return to work then he shall be treated as not having ceased to be such a director or employee until such time (if at all) as he ceases to have such a right to return to work while not acting as an employee or director.

10.	TAKEOVERS AND OTHER CORPORATE EVENTS

10.1	General offers, compulsory acquisition and schemes of arrangement

For the purposes of these Rules, a Change in Control shall be deemed to have occurred if:

(a)	any person (or group of persons acting in concert) obtains Control of the Company as a result of making a general offer to acquire either the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the acquiring company will have Control of the Company or all the Shares;

(b)	any person becomes bound or entitled to acquire shares in the Company under sections 979 to 982 or 983 to 985 of the Companies Act 2006; or

(c)	under section 899 of the Companies Act a court sanctions a compromise or arrangement applicable to or affecting all the ordinary share capital of the Company or all Shares of the same class as the Shares or all the shares, or all of the shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in an approved company share option scheme.

10.2	Participant election

(a)	If an event as set out in Rule 10.1 occurs, a Participant shall elect, within 30 days after the Change in Control Date whether to continue making contributions to the Plan or receive the Settlement Amount.

(b)	If the Participant elects to continue making contributions, the Option shall be converted into the right to receive for each ADS subject to the Option the securities cash and/or property which the holder of one ADS would be entitled to receive upon the Change in Control.

(c)	If the Participant elects to receive the Settlement Amount, the Participant shall, within 30 days after the Change in Control Date, or as soon as reasonably practicable thereafter, receive the Settlement Amount in cash in respect of each Option held by such Participant, those Options shall lapse immediately on receipt of the Settlement Amount and the Participant shall no longer have any claim to any funds in the Purchase Account in respect of such Option; provided that if the relevant Change in Control ADS Price is less than the Purchase Price, the Participant shall receive within 30 days after the Change in Control Date, in lieu of the Settlement Amount, his/her share of the funds on deposit in the Purchase Account in respect of such Option as of the Change in Control Date and the Option shall lapse immediately on receipt of those funds.

10.3	Winding up

In the event that:

(a)	the Company passes a resolution for a voluntary winding up of the Company; or

(b)	an order is made for the compulsory winding up of the Company all Options shall, subject to Rule 7.2 and the remainder of this Rule, be exercised until 30 days after such event, but to the extent that the Option is not exercised within that period, it shall (regardless of any other provision of the Plan) lapse at the end of that period and the Participant shall receive as soon as practically feasible his/her share of the funds on deposit in the Purchase Account in respect of such Option.

For the purposes of this Rule, the Participant may exercise the Option over the number of ADSs (including fractional shares) that can be purchased by applying his/her share of the funds in the Purchase Account in respect of such Option as of the date of such purchase.

10.4	Demerger and similar events

If a demerger, special dividend or other similar event is proposed which, in the opinion of the Board, would affect the market price of Shares or ADSs to a material extent, then the Board may, at its discretion, decide that the following provisions will apply:

(a)	the Board shall, as soon as reasonably practicable after deciding to apply these provisions, notify a Participant that, subject to earlier lapse under the Rules, his Option may be exercised on such terms as the Board may determine and during such period before or on the event in question as the Board may determine; and

(b)	if an Option is exercised, conditional upon the event in question and such event does not occur then the conditional exercise shall not be effective and the Option shall continue.

10.5	Internal reorganisations

In the event that:

(a)	an offer is made or a compromise or arrangement is proposed which is expected to result in the Company becoming controlled by a new company (the “New Company”); and

(b)	at least 75% of the shares in the New Company will be held by substantially the same persons who immediately before the offer or proposal was made were shareholders in the Company; and

(c)	the Board and the New Company agree that this Rule should apply then an Option shall not be exercisable under this Rule 10 but shall be automatically surrendered in consideration for the grant of a new option which the Board determines is equivalent to the Option it replaces except that it will be over shares in the New Company or some other company.

The Rules will apply to any new option granted under this Rule as if references to ADSs were references to shares over which the new option is granted and references to the Company were references to the company whose shares are subject to the new option.

11.	ADJUSTMENT OF OPTIONS

11.1	General rule

In the event of:

(a)	any variation of the share capital of the Company; or

(b)	a demerger, special dividend or other similar event which affects the market price of ADSs to a material extent the Board may make such adjustments as it considers appropriate under Rule 11.2 except that Options granted under the Plan shall not be adjusted in a manner that causes the Options to fail to qualify as options issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Code.

11.2	Method of adjustment

An adjustment made under this Rule shall be to one or more of the following:

(a)	the number of ADSs under an Option;

(b)	subject to Rule 11.3, the Purchase Price; and

(c)	where any Option has been exercised but no ADSs have been transferred or allotted after such exercise, the number of ADSs which may be so transferred or allotted and (if relevant) the price at which they may be acquired.

11.3	Adjustment below nominal value

An adjustment under Rule 11.2 may reduce the price at which ADSs are provided on the exercise of an Option to less than the aggregate nominal value of the number of Shares represented by the ADS, unless the Board is authorised:

(a)	to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercised and which are to be allotted after such exercise exceeds the price at which the Shares may be subscribed for; and

(b)	to apply that sum in paying up such amount on such Shares

so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply it in paying up that amount.

12.	ALTERATIONS

12.1	General rule on alterations

Except as described in Rule 12.2 and Rule 12.4, the Board may at any time alter the Plan or the terms of any Option granted under it.

12.2	Shareholder approval

Except as described in Rule 12.3, no alteration to the advantage of an individual to whom an Option has been or may be granted shall be made under Rule 12.1 to the provisions concerning:

(a)	eligibility;

(b)	the individual limits on participation;

(c)	the overall limits on the issue of Shares or the transfer of treasury Shares;

(d)	the basis for determining a Participant’s entitlement to, and the terms of, ADSs or cash provided under the Plan;

(e)	the adjustments that may be made in the event of any variation of capital; and

(f)	the terms of this Rule 12.2

without the prior approval by ordinary resolution of the members of the Company in general meeting.

12.3	Exceptions to shareholder approval

Rule 12.2 shall not apply to any minor alteration to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Member.

12.4	Alterations to disadvantage of Participants

No alteration to the material disadvantage of any Participant shall be made under Rule 12.1 unless:

(a)	the Board shall have invited every relevant Participant to indicate whether or not he approves the alteration; and

(b)	the alteration is approved by a majority of those Participants who have given such an indication.

13.	MISCELLANEOUS

13.1	Employment

The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in the Plan or any right which he may have to participate in it. An individual who participates in the Plan waives any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever (and regardless of whether such termination is lawful or unlawful) insofar as those rights arise or may arise from him ceasing to have rights under an Option as a result of such termination. Participation in the Plan shall not confer a right to continued employment upon any individual who participates in it. The grant of any Option does not imply that any further Option will be granted nor that a Participant has any right to receive any further Option.

13.2	Disputes

In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or relating to the Plan, the decision of the Board shall be final and binding upon all persons.

The exercise of any power or discretion by the Board shall not be open to question by any person and a Participant or former Participant shall have no rights in relation to the exercise of or omission to exercise any such power or discretion.

13.3	Notices

Any notice or other communication under or in connection with the Plan may be given:

(a)	by personal delivery or by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment; or

(b)	in an electronic communication to their usual business address or such other address for the time being notified for that purpose to the person giving the notice; or

(c)	by such other method as the Board determines.

13.4	Third parties

No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan.

13.5	Benefits not pensionable

Benefits provided under the Plan shall not be pensionable.

13.6	Data protection

Each Participant consents to the collection, processing and transfer of his personal data for any purpose relating to the operation of the Plan. This includes:

(a)	providing personal data to any Group Member and any third party such as trustees of any employee benefit trust, administrators of the Plan, registrars, brokers and any of their respective agents;

(b)	processing of personal data by any such Group Member or third party;

(c)	transferring personal data to a country outside the European Economic Area (including a country which does not have data protection laws equivalent to those prevailing in the European Economic Area); and

(d)	providing personal data to potential purchasers of the Company, the Participant’s employer or the business in which the Participant works.

13.7	Rights as a Shareholder

No Participant shall have any rights as a shareholder of the Company except as through and upon the terms and conditions of the applicable depository agreement between the Company and the Bank and until full payment has been made for ADSs purchased by such Participant hereunder. Shares issued pursuant to the Plan shall rank pari passu in all respects with all other Shares then in issue, except as regards any rights and dividends attaching by reference to a record date prior to the date on which such ordinary shares are allotted, which shall be the Purchase Date (or date of purchase pursuant to Rule 10 and Rule 11, as the case may be).

13.8	Other Regulatory Actions

(a)	Before offering any ADSs under the Plan, the Company shall effect a registration of the offering of the Shares reserved under the Plan in accordance with the requirements of the United States Securities Act of 1933 and the rules and regulations thereunder. The expense of such registration will be borne by the Company.

(b)	The Company shall keep available sufficient unissued share capital to satisfy the outstanding Options in respect of which the Company intends to issue Shares and shall procure that sufficient ADSs are available for transfer to satisfy the outstanding Options in respect of which the Company does not intend to issue Shares.

13.9	Governing law

The Plan and all Options shall be governed by the laws of England and Wales and subject, in all cases, to Sections 423 and 424 of the Code and the regulations thereunder.